Exhibit 10.2

November 2, 2025

PRIVATE AND CONFIDENTIAL

Verdera Energy Corp.

Suite 1200 – 750 West Pender Street

Vancouver, BC V6C 2T8

POCML 7 Inc.

130 King Street West, Suite 2210

Toronto, Ontario M5X 1E4

Attention:        Janet Lee-Sheriff – Chair & CEO and David D’Onofrio - Director

Re: Verdera Energy Corp. – Private Placement Financing

Haywood Securities Inc. (“Haywood”) and SCP Resource Finance LP (“SCP” and together with Haywood, the “Co-Lead Agents”), on behalf of a syndicate of agents (together with the Co-Lead Agents, the “Agents”), hereby offers to sell, on a commercially reasonable efforts agency basis, 20,000,000 subscription receipts (the “Subscription Receipts”) of Verdera Energy Corp. (“Verdera” or the “Company”) and/or of POCML7 Inc. (“POCML7” or the “Target”) at a price per Subscription Receipt of $1.00 (the “Issue Price”), in connection with the Transaction (as hereinafter defined) for aggregate gross proceeds to the Company of $20,000,000 (the “Offering”) subject to the terms and conditions set out herein, and subject to all necessary regulatory approvals. Upon acceptance of such offer, the Company grants the Co-Lead Agents an option (the “Over-Allotment Option”), exercisable, in whole or in part, by the Co-Lead Agents giving notice to the Company at any time up to 48 hours prior to the Closing Date (as hereinafter defined) to sell up to an additional $3,000,000 worth of Subscription Receipts (the “Additional SR”) at the Issue Price. All references herein to “Subscription Receipts” and “Offering” shall be deemed to include the Additional SR and the Over-Allotment Option, respectively. It is anticipated that up to 1,000,000 Subscription Receipts for gross proceeds of up to $1,000,000 may be allocated to parties designated by Verdera under a president's list (the

“President's List”).

The Subscription Receipts will be offered and sold pursuant to private placement exemptions from any prospectus or registration requirements to accredited investors resident in the Qualifying Jurisdictions (as hereinafter defined); provided that, it is understood that no offering memorandum (as defined under applicable securities laws) shall be delivered to any prospective purchaser of Subscription Receipts.

The Offering will be conducted in conjunction with a reverse take-over transaction (the “Transaction”) between the Company and POCML 7 Inc. (“POCML7” or the “Target”), as described in the letter agreement dated November 2, 2025 in respect of the Transaction (the “Letter Agreement”). The Transaction shall constitute POCML7’s “qualifying transaction” in accordance with Policy 2.4 - Capital Pool Companies of the Corporate Finance Manual of the TSX Venture Exchange (the “Exchange”) and shall result in the Resulting Issuer Common Shares (as defined below) of the resulting issuer from the Transaction (the “Resulting Issuer”) becoming listed on the Exchange.

Certain indicative terms and conditions of the Offering are as set out in the term sheet attached hereto as Schedule “ A”, which Schedule forms part of this agreement (the “Agreement”).

The Offering is subject to the following terms and conditions:

1.	Subscription Receipts. If not cancelled pursuant to Section 2 hereof, each Subscription Receipt shall be deemed to be exchanged, without payment of any additional consideration and subject to adjustment, for one common share (a “Verdera Common Share”) in the capital of the Company, or in the case of Subscription Receipts of POCML7 into one Resulting Issuer Common Share, upon the satisfaction of the Escrow Release Conditions (as hereinafter defined), as provided for in Section 2 hereof, and immediately prior to the completion of the Transaction. It is understood that pursuant to the Letter Agreement it is a condition to closing of the Transaction (the “Transaction Closing”), POCML7 will consolidate its outstanding common shares such that as the Transaction Closing the POCML7 common shares outstanding immediately prior to the Transaction Closing on a fully diluted basis will represent 8,000,000 Resulting Issuer Common Shares (the “POCML7 Consolidation”).

2.	Escrow. The gross proceeds of the Offering, less: (i) 50% of the Cash Fee (as hereinafter defined), which shall be paid to the Agents as provided for in Section 21 herein and (ii) the reasonable expenses of the Agents incurred in connection with the Offering as provided for in Section 22 of this Agreement, which foregoing amounts shall be retained by the Co-Lead Agents, on its own behalf and on behalf of the Agents, as the case may be (collectively, the “Escrowed Proceeds”) will be delivered by the Co-Lead Agents to, and held by, a licensed Canadian trust company or other escrow agent (the “Escrow Agent”) mutually acceptable to the Co-Lead Agents and the Company, each acting reasonably, and invested pursuant to the terms of a subscription receipt agreement (the “Subscription Receipt Agreement”), to be entered into by and between the Company, POCML7, the Co-Lead Agents (on behalf of the Agents) and the Escrow Agent on or prior to the Closing Date. The Escrowed Proceeds, together with all interest and other income earned thereon, are referred to herein as the “Escrowed Funds”.

3.	Conversion of Subscription Receipts and Escrow Release. Pursuant to the terms of the Subscription Receipt Agreement: (i) each Subscription Receipt shall automatically convert to one Common Share, or one Resulting Issuer Common Share in the case of the Subscription Receipts issued by POCML7, and (ii) the Escrowed Funds will be released from escrow by the Escrow Agent to: (A) the Co-Lead Agents, on their own behalf and on behalf of the Agents, as the case may be, in an amount that is equal to the (1) 50% of the Cash Fee, together with any pro rata interest earned thereon; and (2) any reasonable expenses incurred by the Agents, as provided for in Section 22 herein, and not already paid by the Company on the Closing Date; and (B) the Company and the Resulting Issuer, as the Company may direct, the Escrowed Funds, less the foregoing deductions, upon satisfaction of the following conditions on or before 5:00 p.m. (Toronto time) on the date that is ninety (90) days following the Closing Date provided that the Company and the Co-Lead Agent’s may mutually agree to a one time additional thirty (30) day extension (either such date being the “Escrow Deadline”):

(a)	the completion or satisfaction or waiver of all conditions-precedent to the Transaction, other than the release of the Escrowed Funds, to the sole satisfaction of the Co-Lead Agents, on behalf of the Agents, acting reasonably;

(b)	the receipt of all required court, shareholder and regulatory approvals, as applicable, for (including the approval required by the Exchange) required in connection with: (i) the Transaction and (ii) the conditional approval by the Exchange for the listing (subject only to standard listing conditions) of the Resulting Issuer Common Shares, including any such securities underlying and issuable pursuant to the exercise of the Resulting Compensation Options (as hereinafter defined);

(c)	the Company, the Resulting Issuer and the Co-Lead Agents, on behalf of the Agents, having delivered a joint notice (the “Release Notice”) to the Escrow Agent confirming that the conditions set forth in (a) and (b) above have been met or waived;

(d)	the Company shall have not committed any material breach of this Agreement or the Agency Agreement (as hereinafter defined) that has not been cured within 5 days of the Company’s receipt of written notice from the Co-Lead Agents, on behalf of the Agents, specifying in reasonable detail the nature of such breach; and

(collectively, the “Escrow Release Conditions”), which Common Shares shall be immediately exchanged for Resulting Issuer Common Shares on a one-for-one basis, for no additional consideration and without any further action by the holders thereof, upon completion of the Transaction.

As a condition precedent to the execution by the Co-Lead Agents of the Release Notice, the Chief Executive Officer and Chief Financial Officer of the Company and the Target (or such other officers as may be acceptable to the Co-Lead Agents, acting reasonably) shall certify to the Co-Lead Agents and the Escrow Agent that the Escrow Release Conditions (other than that set out in (c) above) have been satisfied.

In the event that the Escrow Agent does not receive the Release Notice on or prior to the Escrow Deadline, or if prior to such time, the Company advises the Co-Lead Agents and the Escrow Agent or announces to the public that it does not intend to satisfy the Escrow Release Conditions, the Subscription Receipts shall be null and void and of no further effect and the Escrow Agent shall return the Escrowed Funds to the holders of the Subscription Receipts on a pro rata basis. The Company agrees that it shall be responsible and liable to the holders of the Subscription Receipts for any shortfall between the aggregate Issue Price paid by the original purchasers of the Subscription Receipts and the amount of the Escrowed Funds.

4.	No Underwriting Commitment. Notwithstanding anything to the contrary contained in this Agreement or any oral representations or assurances previously or subsequently made by the parties hereto, this Agreement does not constitute a commitment by or legally binding obligation of the Agents or any of their respective affiliates to act as underwriters, initial purchasers, arrangers, and/or placement agents in connection with any offering of securities of the Company, including the Subscription Receipts, or to provide or arrange any financing. The final terms of the Offering of the Subscription Receipts will be subject to the provisions of the Agency Agreement, as described in Section 16 of this Agreement.

5.	Syndicate Arrangements. The Co-Lead Agents reserves the right to invite other investment dealers to act as agents in connection with the Offering, provided that, at all times, the Co-Lead Agents shall act as co-lead agents and joint bookrunner for the Offering and retain compensation of not less than a 37.5% economic interest in the Offering each. The Co-Lead Agents shall have the right to invite one or more investment dealers (each, a “Selling Firm”) to form a selling group to participate in soliciting of offers to purchase the Subscription Receipts and the Co-Lead Agents retains the exclusive right to control all compensation arrangements between the members of the selling group. The Co-Lead Agents shall ensure that any Selling Firm shall agree with the Agents to comply with all applicable laws and with the covenants and obligations given by the Agents in the Agency Agreement. In connection with the Offering, it is expected that Stifel Nicolaus Canada Inc. (15% economic interest) and Jett Capital Advisors, LLC (10% economic interest) will be invited to participate in the Offering as an Agent.

6.	Jurisdictions. Subject to compliance with applicable regulatory requirements and in accordance with National Instrument 45-106 – Prospectus Exemptions, the Subscription Receipts will be offered for sale on a commercially reasonable efforts agency basis to eligible purchasers resident in each of the Provinces of Canada (except Quebec) and/or in jurisdictions other than Canada that are mutually agreed to by the Company and the Co-Lead Agents, each acting reasonably (collectively, the “Qualifying Jurisdictions”). It is anticipated that Subscription Receipts will also be offered for sale in the United States, as described in Section 7 below, subject to pre-approval by the Company.

7.	Sales in the United States and to US Persons. Subject to pre-approval by the Company, the Co-Lead Agents may propose to offer and sell the Subscription Receipts to purchasers in the United States and to, or for the account or benefit of, persons in the United States or U.S. persons (as such term is defined in Regulation S under the United States Securities Act of 1933 (the “1933 Act”), “U.S. Persons”) through its U.S. broker-dealer affiliate, in compliance with the exemption from the registration requirements provided by Rule 506(b) of Regulation D and/or Section 4(a)(2) of the U.S. Securities Act and in compliance with applicable state securities laws. Offers and sales of the Subscription Receipts in the United States and/or to U.S. Persons will be made to eligible purchasers who are “qualified institutional buyers” (as defined in Rule 144A ("Rule 144A") under the 1933 Act) and “accredited investors” (as defined in Rule 501(a) of Regulation D under the 1933 Act) by way of private placement ) in reliance upon Section 4(a)(2) of the 1933 Act and/or Rule 506(b) of Regulation D thereunder, and similar exemptions from the registration requirements of applicable state securities laws, and resales of the Subscription Receipts Common Shares and Resulting Issuer Common Shares will be permitted in the United States under Rule 144A or outside the United States pursuant to Regulation S under the 1933 Act. The Company shall provide such supplemental disclosure as required to ensure that the Offering in the United States is exempt from the registration requirements under the 1933 Act. Any press release disseminated by any party hereto, or any party to the Agency Agreement, announcing or otherwise referring to the Offering shall contain the following legend: "NOT FOR DISTRIBUTION TO UNITED STATES NEWS WIRE SERVICES OR FOR DISSEMINATION IN THE UNITED STATES”.

8.	President’s List. The Co-Lead Agents understands that the Company may introduce certain investors who may participate in the Offering (the “President’s List”). The Company shall provide to the Co-Lead Agents as soon as practicable following the execution of this Agreement and receipt by the Company from the Co-Lead Agents of a template document for the collection of President’s List information, the names of such investors and certain other information as outlined on such template.

9.	Review by Agents. Prior to the Closing (has hereinafter defined), the Company shall allow and assist the Agents and their legal counsel to participate fully in the preparation of, and to approve the form of all documentation required in respect of the Offering and will file all documentation required to be filed by it in respect of the Offering with all applicable regulatory authorities and shall allow the Agents to conduct all due diligence investigations which the Agents may reasonably require to fulfil their obligations as agents pursuant to Section 10 of this Agreement.

10.	Due Diligence. The Agents, their counsel and their other professional advisors shall have the right to conduct such due diligence with respect to the Company and its Target, their financial position and their properties as the Agents and their counsel may reasonably determine, including meeting with senior management of the Company and the Target, and the Company and the Target shall make arrangements, on a timely basis, for the Agents to meet with the independent engineers and the auditors of the Company prior to the Closing. The Company and the Target will make available to the Agents and their legal counsel, on a timely basis, all corporate and operating records, material contracts, reserve reports, technical reports, financial information, budgets and other relevant information necessary in order to complete the due diligence investigation of the business, properties and affairs of the Company and the Target as well as of their directors, officers and employees. The Agents shall have the right to terminate this Agreement resulting from the Company’s acceptance of this offer if such due diligence reveals any material adverse information concerning the Company and its subsidiaries or affiliates, on a consolidated basis. The Company and the Target agree that, during the term of this engagement, the Agents and their legal counsel will be kept informed of all material business and financial developments affecting the Company and its properties and affairs, whether or not requested by the Agents or their legal counsel. For greater clarity, only upon the Co-Lead Agents being satisfied with its due diligence review of the Company and the Target will the proposed Offering close. In addition to any due diligence meetings, the Company agrees to make its senior management personnel available to meet with potential institutional investors if requested by the Agents.

11.	Auditor Due Diligence. The Company agrees to undertake to do all such things as are necessary to enable the Company’s auditors to attend and participate in any due diligence teleconference or meeting, including, if necessary, retaining at the Company’s expense, the Company’s auditors to conduct a review of the unaudited financial statements of the Company, and the review of any such other materials deemed necessary by the Company’s auditors to enable their participation in any due diligence teleconference or meeting requested by the Agents.

12.	Exchange Listing. The Company and the Target shall obtain the necessary approvals to list the Resulting Issuer Common Shares, including any such securities underlying and issuable pursuant to the exercise of the Resulting Compensation Options, on the Exchange, which listing shall be conditionally approved prior to the completion of the Transaction.

13.	Closing Deliverables. On the Closing Date, the Company and the Target shall deliver to the Agents: (i) evidence of all requisite approvals in connection with the Offering; (ii) certificates of responsible officers of the Company; (iii) a favourable legal opinion of Canadian counsel to the Company with respect to Canadian securities matters relating to the Offering; (iv) if sales of Subscription Receipts are made in the United States, a favourable legal opinion of United States counsel to the Company to the effect that registration of the Subscription Receipts under the 1933 Act is not required in connection with the Offering; (v) favourable title opinions on its material properties; and (vi) such other documents or opinions as the Agents may reasonably request, in each case in a form customary for transactions of this nature and all in a form satisfactory to the Agents, acting reasonably.

14.	Concurrent Offerings. The Company and the Target agree that, from the date of this Agreement and continuing for a period of one hundred eighty (180) days from the date on which a final bulletin is issued by the Exchange announcing Exchange approval of the Transaction (the “Final Bulletin”),the Resulting Issuer will not, directly or indirectly, without the prior written consent of the Co-Lead Agents, such consent not to be unreasonably withheld or delayed, issue, sell, offer, grant an option or right in respect of, or otherwise dispose of, or enter into any derivative transaction that has the effect of any of the foregoing, or agree to or announce any intention to issue, sell, offer, grant an option or right in respect of, or otherwise dispose of, or enter into any derivative transaction that has the effect of any of the foregoing, any additional Common Shares or any warrants, options or other securities convertible into or exchangeable for Common Shares, other than issuances: (i) pursuant to the exercise of the Agents’ Option; (ii) the Transaction (iii) under existing director or employee stock options, bonus or purchase plans or similar share or equity-linked compensation arrangements as detailed in the Resulting Issuer’s most recently-filed management discussion and analysis; (iv) under director or employee stock options or bonuses granted subsequently in accordance with regulatory approval; (v) upon the exercise of convertible securities, warrants or options outstanding prior to the date of this letter; or (vi) pursuant to previously scheduled property payments and/or other corporate acquisitions. For greater certainty, the foregoing restrictions will not apply to the distribution by enCore Energy Corp. (“enCore”) of Common Shares of the Resulting Issuer held by it to the shareholders of enCore as contemplated in the Letter Agreement.

15.	Sales by Management. The Resulting Issuer’s officers and directors will agree, prior to Closing, not to sell, or agree to sell (or announce any intention to do so), any Common Shares or securities exchangeable or convertible into Common Shares of the Resulting Issuer, the Company or the Target for a period commencing on the date of this Agreement until the date that is that is one hundred eighty (180) days from the date of the Final Bulletin, without the prior written consent of the Co-Lead Agents, such consent not to be unreasonably withheld or delayed without the prior written consent of the Co-Lead Agents, such consent not to be unreasonably withheld.

In addition, the Company and the Target agree that all Resulting Issuer’s Principals’ Securities (excluding Principals’ Securities held by enCore Energy Corp.) pursuant to TSXV Policy 5.4 will be subject to an Escrow Agreement as applicable to either a Tier 1 or Tier 2 Issuer. The Company will also ensure that all $0.10 and $0.20 issued securities of Verdera will either be subject to the SSRR’s or otherwise subject to equivalent resale restrictions over a 12 month period from the closing date of the Transaction (the “Transaction Closing Date”). For the purpose of the foregoing securities of the Resulting Issuer held by enCore (including securities to be distributed to shareholders of enCore as described in Section 14) will for the purposes of this agreement be considered SSRR Securities. Terms used in this paragraph that are not defined herein shall have the meaning given thereto in the TSXV policies.

16.	Agency Agreement. This Agreement is intended by the parties to be superseded by a definitive agency Agreement (the “Agency Agreement”) to be negotiated bona fide and in good faith and entered into between the Company, the Target and the Agent prior to the Closing Date. The Agency Agreement shall incorporate the terms and conditions of this Agreement and contain terms and conditions customary for agreements of this nature, including, without limitation, additional representations and warranties, conditions, indemnification, contribution and termination provisions, including but not limited to, “material adverse change out”, “disaster out”, “regulatory out”, “breach of Agreement out” and “market out” clauses, such termination provisions to commence on acceptance of the Offer and terminate on Closing.

17.	Material Changes. Other than the Transaction, each of the Company and the Target represents and warrants to the Agents that, as of the date of this Agreement, there are no material facts or material changes relating to the Company or the Target which have not been publicly disclosed or otherwise disclosed to the Agents, as the case may be. Each of the Company and the Target will advise the Agents promptly of any material change, actual or contemplated, of which it is or becomes aware of relating to the securities, assets, business or affairs of the Company or the Target, its affiliates or the information provided to the Agents concerning the Company, the Target or the Offering. The Target agrees to comply promptly with all applicable requirements of the securities regulatory authorities in respect of such material change. The Company and the Target will notify the Agents promptly of any notice by any judicial or regulatory authority or any stock exchange requesting any information, meeting or hearing relating to the Company, the Target or the Offering.

18.	Power & Authority. Each of the Company and the Target represents and warrants to the Agents, and acknowledges that the Agents are relying upon such representations and warranties, that: (i) it has the requisite corporate power, authority and capacity to enter into this Agreement and to perform the transactions contemplated in this Agreement; and (ii) it is not party to any instrument or subject to any order or ruling which restricts or might restrict its ability to perform the transactions contemplated in this Agreement.

19.	Restricted Period and Qualification. The Subscription Receipts, the Common Shares (including any such shares underlying and issuable pursuant to the Compensation Options (as hereinafter define) and the SR Compensation Options (as hereinafter defined) shall be subject to the “private company” hold period set out in National Instrument 45-102 – Resale of Securities (“NI 45-102”). Upon their issuance, the Resulting Issuer Common Shares, including all such securities underlying and issuable pursuant to the exercise of the Resulting SR Compensation Options, will be qualified by the Transaction and shall not be subject any hold period in Canada, except as may otherwise be required pursuant to Section 7 herein.

20.	Closing. The closing of the Offering (the “Closing”) will occur at the offices of counsel to the Company before January 30, 2026 (the “Closing Date”) at 5:00 a.m. (Vancouver time) (the “Closing Time”), or such other date and/or time as mutually agreed to by the Company and the Co-Lead Agents, each acting reasonably.

21.	Fees. In consideration for their services rendered in connection with the issue and sale of the Subscription Receipts pursuant to the Offering, the Company shall:

(a)	pay to the Agents a cash fee (the “Cash Fee”) of 5% of the gross proceeds of the Offering, payable as follows: (i) 50% of the Cash Fee shall be payable to the Agents on the Closing Date and; (ii) the remaining 50% of the Cash Fee shall be deposited into escrow and form part of the Escrowed Funds and shall be paid to the Agents (for greater certainty, together with any interest accrued thereon) upon satisfaction of the Escrow Release Conditions and the release of the Escrowed Funds; and

(b)	subject to compliance with all required regulatory approvals, issue to the Agents, on the Closing Date, compensation subscription receipts (the “SR Compensation Options”) of the Company entitling the Agents to purchase that number of Subscription Receipts that is equal to 4% of the aggregate number of Subscription Receipts issued by the Company under the Offering, with an exercise price per Subscription Receipt that is equal to the Issue Price for a term of 18 months from the date of the Final Bulletin.

Upon satisfaction of the Escrow Release Conditions and immediately prior to the completion of the Transaction, each SR Compensation Option shall be deemed to exchanged, without payment of any additional consideration and subject to adjustment, for one compensation option (a “Compensation Option”) of the Company entitling the Agents to purchase one Common Share, at a price per such share that is equal to the Issue Price, for a period of 24 months from the date of the Final Bulletin. Immediately upon their issuance, the Compensation Options shall be exchanged for compensation options (the “Resulting Compensation Options”) of the Resulting Issuer, on a one-for-one-basis, for no additional consideration and without any further action by the Agents. Each Resulting Compensation Option will entitle the Agents to purchase one Resulting Share, at a price per such share that is equal to the Issue Price, for a period of 24 months from the date of the Final Bulletin.

For greater certainty, the proceeds from the sale of the Subscription Receipts less each of: (i) 50% of the Cash Fee; and (ii) the reasonable expenses incurred by the Agents as provided for in Section 22Error! Reference source not found. of this Agreement, which amounts shall be retained by the Co-Lead Agents, shall be delivered by the Co-Lead Agents to the Escrow Agent pursuant to the Subscription Receipt Agreement.

If any of the compensation securities issuable to the Agents pursuant to the terms of this Section 21 are unavailable for any reason it is agreed that the Company shall pay the Co-Lead Agents other compensation of comparable value to the such securities, as the case may be. Such other compensation shall be agreed to between the Company and the Co-Lead Agents, each acting reasonably. If the Escrow Release Conditions have not been satisfied on or prior to the Release Deadline, the Corporate Finance SRs shall thereafter be cancelled and be of no further value or effect.

All or part of the amounts payable under this paragraph may be subject to the federal Goods and Services Tax and/or applicable provincial sales tax (collectively, “Tax”). Where Tax is applicable, an additional amount that is equal to the amount of Tax owing will be charged to and paid by the Company.

22.	Expenses. The Company will pay all reasonable expenses and fees in connection with the Offering, including, without limitation, all expenses of or incidental to the creation, issue, sale or distribution of the securities contemplated herein; the fees and expenses of the Company's legal counsel; all costs incurred in connection with the preparation of documents relating to the Offering; and all expenses and fees incurred by the Agents not to exceed in the aggregate $100,000, which shall include the reasonable fees of the Agents’ legal counsel. All fees and expenses incurred by the Agents or on their behalf in connection with the Offering shall be payable by the Company as set forth in Section 21 of this Agreement or immediately upon receiving an invoice therefor from the Co-Lead Agents and shall be payable whether or not the Offering is completed.

23.	Termination. The Agents, or any of them, may terminate this Agreement by notice in writing to that effect to the Company, and if applicable, to the Co-Lead Agents, at any time prior to or on the Closing Date:

(a)	any inquiry, action, suit, investigation or other proceeding (whether formal or informal) is instituted, announced or threatened or any order is issued by any federal, provincial, state, municipal, local or other governmental or body, domestic or foreign, any subdivision or authority of any of the foregoing or any quasi-governmental, self-regulatory organization or private body exercising any regulatory, expropriation or taxing authority under or for the account of its members or any of the above (collectively, “Governmental Authority”), including, without limitation, the Exchange, or otherwise in respect of the Company or any of its directors and officers (other than an inquiry, investigation, proceeding or order based upon the activities or alleged activities of the Agents); or there is any change of law, or the interpretation or administration thereof; or any order to cease trading (including communicating with persons in order to obtain expressions of interest) in the securities of the Company is made by a Governmental Authority and that order is still in effect, which in the reasonable opinion of that Agent operates to prevent or restrict the trading in the Common Shares or in the common shares of the Target, including any securities issuable pursuant to the terms hereunder, or which in the reasonable opinion of that Agent, acting in good faith, could be expected to have a material adverse effect on the market price or value of the Subscription Receipts, the Common Shares and/or the Resulting Issuer Common Shares;

(b)	there shall occur any material change in the business, financial condition, assets, liabilities (contingent or otherwise), results of operations or prospects of the Company or the Target or any change in any material fact contained or referred to in the public record of the Company or the Target which in the reasonable opinion of that Agent could be expected to have a material adverse effect on the market price or value of the Subscription Receipts, the Common Shares and/or the Resulting Issuer Common Shares;

(c)	there should develop, occur or come into effect or existence any event, action, state, or condition or any action, law or regulation, inquiry, including, without limitation, accident, pandemic, any outbreak or escalation of war, hostilities or terrorism, natural disaster, public protest or major financial, political or economic occurrence of national or international consequence, or any action, government, law, regulation, inquiry or other occurrence of any nature, which, in the reasonable opinion of such Agent, seriously adversely affects or involves, or may seriously adversely affect or involve, the financial markets in Canada or the United States or the business, operations or affairs of the Company or marketability of the Subscription Receipts or the Resulting Issuer Common Shares, as the case may be;

(d)	the state of the financial markets in Canada or elsewhere is such that in the reasonable opinion of the Agents, or any of them, the Subscription Receipts cannot be marketed profitably;

(e)	the Agents, or any of them, are not satisfied, in their sole discretion, with their due diligence review and investigations of the Company and/or the Target; or

(f)	the Company is in breach of any material term, condition or covenant of this Agreement or the Agency Agreement or any of the representations and warranties made by the Company in this Agreement or the Agency Agreement is false or becomes false.

24.	Indemnity. The Company agrees to indemnify and hold harmless the Agents, their affiliates and their respective directors, officers, employees, partners, agents, and shareholders in accordance with Schedule " B" attached hereto, which Schedule forms part of this Agreement and the consideration for which is the entering into of this Agreement.

25.	Term & Survival. Unless terminated as set out in this Agreement, this Agreement will be effective as of the date of this Agreement and will continue until the earlier of: (i) The execution of the Agency Agreement referred to in Section 16 of this Agreement; the termination of this Agreement by the Co-Lead Agents pursuant to Section 23 of this Agreement; and (iii) the termination of this Agreement by mutual written agreement among the parties hereto, except to the extent superseded by the Agency Agreement, or as otherwise agreed upon by the Company and the Co-Lead Agents, on behalf of the Agents. However, the Company's obligations pursuant to Sections 22, 24, 25, 26, 27, 29, 31, 32, and 34 of this Agreement shall survive completion of this engagement, withdrawal, termination or a decision not to proceed with Offering as set out in this Agreement or until the Agency Agreement is executed and delivered.

26.	Agents Not Fiduciaries. The Company acknowledges and agrees that all written and oral opinions, advice, analysis and materials provided by the Agents in connection with this Agreement hereunder are intended solely for the Company’s benefit and the Company’s internal use only with respect to the Offering and the Company agrees that no such opinion, advice, analysis or material will be used for any other purpose whatsoever or reproduced, disseminated, quoted from or referred to in whole or in part at any time, in any manner or for any purpose, without the Agents’ prior written consent in each specific instance. Any advice or opinions given by the Agents hereunder will be made subject to, and will be based upon, such assumptions, limitations, qualification and reservations as the Agents, in their sole judgement, deem necessary or prudent in the circumstances.

The Agents shall act as independent contractors under this Agreement and not in any other capacity including as a fiduciary, and any duties arising out of this Agreement shall be owed solely to the Company.

27.	Use of Agents’ Advice. The Company acknowledges and agrees that all written and oral opinions, advice, analysis and materials provided by the Agents in connection with this Agreement hereunder are intended solely for the Company’s benefit and the Company’s internal use only with respect to the Offering and the Company agrees that no such opinion, advice, analysis or material will be used for any other purpose whatsoever or reproduced, disseminated, quoted from or referred to in whole or in part at any time, in any manner or for any purpose, without the Agents’ prior written consent in each specific instance. Any advice or opinions given by the Agents hereunder will be made subject to, and will be based upon, such assumptions, limitations, qualifications and reservations as the Agents, in their sole judgment, deem necessary or prudent in the circumstances.

28.	Haywood and SCP each a Securities Dealer. Each of the Company and the Target acknowledges that Haywood and SCP are full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and financial advisory services and that in the ordinary course of its trading and brokerage activities, Haywood, SCP, and their affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of customers, in debt or equity securities of the Company or the Target, or any other company that may be involved in a transaction or related derivative securities. The Company further acknowledges that if Haywood or SCP provides research coverage of the Company, it will from time to time disseminate research reports with views and comments independent from those of the investment banking team and which may be contrary.

Haywood and SCP acknowledges its responsibility to comply with applicable securities laws as they relate to trading securities with knowledge of a material fact or a material change that has not been generally disclosed. Further, Haywood and SCP have strict internal procedures, which provide for the placing of relevant securities on a “grey list” or a “restricted list” and for restrictions on trading by Haywood, SCP and their investment banking personnel for their own account in accordance with such procedures.

29.	Public Announcements. Neither the Company, the Target, nor the Agents, shall make any public announcement in connection with the Offering, except if the other party has consented in writing to such announcement or the announcement is required by applicable laws or stock exchange rules. In such event, the party proposing to make the announcement will provide the other party with a reasonable opportunity, in the circumstances, to review a draft of the proposed announcement and to provide comments thereon.

30.	Entire Agreement. This Agreement constitutes the only agreement by the parties hereto with respect to the subject matter of this Agreement and supersedes any and all prior negotiations and agreements, whether oral or written, between any of the Agents, the Company and the Target with respect to the Offering.

31.	Enurement & Governing Law. This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein (excluding any conflict of law rule or principle of such laws that might refer such interpretation or enforcement to the laws of another jurisdiction) and the parties hereby irrevocably attorn to the non-exclusive jurisdiction of the courts of the Province of British Columbia with respect to any matter arising hereunder or relating hereto.

32.	Severability and Enforceability. It is expressly acknowledged and agreed that the covenants and provisions of this Agreement are separable. If one or more provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained in this Agreement. Headings used in this Agreement are for convenience of reference only and shall not affect the interpretation or construction of this Agreement.

33.	Currency. All financial references expressed in this Agreement in terms of money refer to lawful currency of Canada (“CAD”) and all payments to be made hereunder shall be made in such currency, in each case unless otherwise specified. To the extent that any amounts payable to any party hereunder are: (i) payable in a currency other than CAD or; (ii) are payable in CAD and deductible from an amount other than CAD, the required equivalent payment, as applicable in each such case, shall be calculated based on the applicable Bank of Canada “end-of-day” exchange rate on the 3rd business day immediately preceding the Closing Date.

34.	Counterparts and Electronic Transmission. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument. To evidence its execution of an original counterpart of this Agreement, a party may send a copy of its original signature on the execution page of this Agreement to the order party by electronic transmission and such transmission shall constitute delivery of an executed copy of this Agreement to the receiving party as of the date of receipt thereof by the receiving party.

- SIGNATURE PAGE FOLLOWS -

Haywood Securities Inc. and SCP Resource Finance LP would welcome the opportunity to act as the co-lead Agent in the Offering. If this letter accurately reflects your understanding of the terms of our agreement and you agree to be legally bound hereby, please execute this letter (in counterparts, if necessary) where indicated below and return a copy thereof to Haywood Securities Inc. (Attention: Kevin Campbell, kcampbell@haywood.com) and SCP Resource Finance LP (Attention: David Wargo, dwargo@scp-rf.com).

Very truly yours,

HAYWOOD SECURITIES INC.

By:	/s/ Kevin Campbell
Kevin Campbell
Managing Director, Investment Banking

SCP RESOURCE FINANCE LP by its general partner,
SCP RESOURCE FINANCE GP INC.

By:	/s/ David Wargo
David Wargo
CEO & Head of Investment Banking

The foregoing accurately reflects the terms of the transaction which we hereby agree to enter into and the undersigned agrees to be legally bound hereby.

Accepted this _________ day of November 2025.

VERDERA ENERGY CORP.

By:
Janet Lee-Sheriff
Chair & CEO

POCML 7 INC.

By:
Pasquale DeCapo
CEO

Haywood Securities Inc. and SCP Resource Finance LP would welcome the opportunity to act as the co-lead Agent in the Offering. If this letter accurately reflects your understanding of the terms of our agreement and you agree to be legally bound hereby, please execute this letter (in counterparts, if necessary) where indicated below and return a copy thereof to Haywood Securities Inc. (Attention: Kevin Campbell, kcampbell@haywood.com) and SCP Resource Finance LP (Attention: David Wargo, dwargo@scp-rf.com).

Very truly yours,

HAYWOOD SECURITIES INC.

By:
Kevin Campbell
Managing Director, Investment Banking

SCP RESOURCE FINANCE LP by its general partner,
SCP RESOURCE FINANCE GP INC.

By:
David Wargo
CEO & Head of Investment Banking

The foregoing accurately reflects the terms of the transaction which we hereby agree to enter into and the undersigned agrees to be legally bound hereby.

Accepted this __2nd____ day of November 2025.

VERDERA ENERGY CORP.

By:	/s/ Janet Lee-Sheriff
Janet Lee-Sheriff
Chair & CEO

POCML 7 INC.

By:
Pasquale DeCapo
CEO

Haywood Securities Inc. and SCP Resource Finance LP would welcome the opportunity to act as the co-lead Agent in the Offering. If this letter accurately reflects your understanding of the terms of our agreement and you agree to be legally bound hereby, please execute this letter (in counterparts, if necessary) where indicated below and return a copy thereof to Haywood Securities Inc. (Attention: Kevin Campbell, kcampbell@haywood.com) and SCP Resource Finance LP (Attention: David Wargo, dwargo@scp-rf.com).

Very truly yours,

HAYWOOD SECURITIES INC.

By:
Kevin Campbell
Managing Director, Investment Banking

SCP RESOURCE FINANCE LP by its general partner,
SCP RESOURCE FINANCE GP INC.

By:
David Wargo
CEO & Head of Investment Banking

The foregoing accurately reflects the terms of the transaction which we hereby agree to enter into and the undersigned agrees to be legally bound hereby.

Accepted this _________ day of November 2025.

VERDERA ENERGY CORP.

By:
Janet Lee-Sheriff
Chair & CEO

POCML 7 INC.

By:	/s/ Pasquale DeCapo
Pasquale DeCapo
CEO

SCHEDULE "A"

VERDERA ENERGY CORP.

INDICATIVE TERM SHEET

PRIVATE PLACEMENT OFFERING OF SUBSCRIPTION RECEIPTS

ISSUER:	Verdera Energy Corp., or an entity established for the purpose of completing the Offering (the “Company”)

AMOUNT:	$20,000,000 (or $23,000,000 if the Agents’ Option (as defined below) is exercised) in full (the “Offering”).

ISSUE:	Subscription receipts (the “Subscription Receipts”), of the Company, each convertible into one common share (a “Common Share”) in the capital of the Company upon satisfaction of the Escrow Release Conditions (as defined below).

ISSUE PRICE:	$1.00 per Subscription Receipt (the “Issue Price”).

AGENTS’ OPTION:	The Company grants the Agents (as defined below) an option (the “Agents’ Option”), exercisable in whole or in part at any time up to 48 hours prior to the Closing Date (as defined below) to increase the size of the Offering by up to $3,000,000 on the same terms as the Offering.

TRANSACTION STRUCTURE:	Private placement offering of Subscription Receipts on a commercially reasonable best-efforts basis in each of the Provinces of Canada (except Quebec) and/or in jurisdictions other than Canada that are mutually agreed to by the Company and the Co-Lead Agents in a manner that is exempt from any prospectus or registration of the Subscription Receipts in such other jurisdictions.

Offers for sale of the Subscription Receipts in the United States may only be made to (i) “qualified institutional buyers” (as defined in Rule 144A under the United States Securities Act of 1933, as amended (the "1933 Act"); and (ii) “accredited investors” (as defined in Rule 501(a) of Regulation D under the 1933 Act)) by way of private placement in reliance upon Section 4(a)(2) of the 1933 Act and/or Rule 506(b) of Regulation D thereunder, and similar exemptions from the registration requirements of applicable state securities laws. Resales of the Subscription Receipts, the Common Shares and the Resulting Issuer Common Shares (as defined below) will be permitted in the United States under Rule 144A or outside the United States pursuant to Regulation S under the 1933. The Company must pre-approve offers in the United States.

TRANSACTION:	The Offering will be conducted in conjunction with a reverse take-over transaction (the “Transaction”) between the Company and POCML 7 Inc. (the “Target”), to be described in the Target’s press release announcing the Transaction, expected to be dated November 3, 2025. The Transaction shall constitute the Target’s “qualifying transaction” in accordance with TSX Venture Exchange Policy 2.4 - Capital Pool Companies and shall result in the common shares (the “Resulting Issuer Common Shares”) of the resulting issuer from the Transaction becoming listed on the TSX Venture Exchange (the “Exchange”).

ESCROW:	The gross proceeds of the Offering, less: (i) 50% of the Cash Fee (as defined below), which shall be paid to the Agents; and (ii) the reasonable expenses of the Agents incurred in connection with the Offering, which foregoing amounts shall be retained by the Co-Lead Agents, on its own behalf and on behalf of the Agents, as the case may be (collectively, the “Escrowed Proceeds”) will be delivered by the Co-Lead Agents to, and held by, a licensed Canadian trust company or other escrow agent (the “Escrow Agent”) mutually acceptable to the Co-Lead Agents and the Company, each acting reasonably, and invested pursuant to the terms of a subscription receipt agreement (the “Subscription Receipt Agreement”), to be entered into by and between the Company, the Co-Lead Agents (on behalf of the Agents) and the Escrow Agent on or prior to the Closing Date. The Escrowed Proceeds, together with all interest and other income earned thereon, are referred to in this Agreement as the “Escrowed Funds”.

The Escrowed Funds will be released from escrow by the Escrow Agent to: (A) the Co-Lead Agents, on its own behalf and behalf of the Agents, as the case may be, in an amount that is equal to the (1) 50% of the Agent’s Fee, together with any pro rata interest earned thereon; and (2) (3) any expenses incurred by the Agents and not already paid by the Company on the Closing Date; and (B) the Company, as the Company may direct, the Escrowed Funds, less the foregoing deductions upon receipt by the Escrow Agent of the Release Notice (as defined below) on or prior to the Release Deadline (as defined below).

In the event that the Escrow Agent does not receive the Release Notice on or prior to Release Deadline, or if prior to such time, the Company advises the Co-Lead Agents and the Escrow Agent or announces to the public that it does not intend to satisfy the Escrow Release Conditions (as defined below), the Escrow Agent will return to holders of Subscription Receipts an amount that is equal to the aggregate Issue Price of the Subscription Receipts held by them and their pro rata portion of any interest earned thereon. The Company will be responsible and liable to the holders of Subscription Receipts for any shortfall between the aggregate Issue Price and the Escrowed Funds.

SUBSCRIPTION RECEIPTS:	Pursuant to the terms of the Subscription Receipt Agreement (as defined below), each Subscription Receipt shall automatically convert into one Common Share, upon:

(a)	the completion or satisfaction or waiver of all conditions precedent to the Transaction other than the release of the Escrowed Funds, to the satisfaction of the Co-Lead Agents, acting reasonably;

(b)	The receipt of all shareholder and regulatory approvals (including the approval required by the Exchange) required in connection with: (i) the Transaction and (ii) the conditional listing approval (subject only to standard listing conditions) of the Resulting Issuer Common Shares (including the Resulting Issuer Common Shares underlying the Resulting Compensation Options (as defined below)), or such equivalent securities as may be issued pursuant to the Transaction;

(c)	each of the Company and the Co-Lead Agents, having delivered a joint notice (the “Release Notice”) to the Escrow Agent (as defined below) confirming that all escrow release conditions have been met or waived; and

(d)	the Company shall have not committed any material breach of the engagement agreement entered into between the Company and the Agents or the agency agreement to be entered into by the Company and the Agents in respect of the Offering that has not been cured within 5 days of the Company’s receipt of written notice from the Co-Lead Agents specifying in reasonable detail the nature of such breach (collectively, the “Escrow Release Conditions”), which Common Shares shall be immediately exchanged for Resulting Issuer Common Shares on a one-for-one basis, for no additional consideration and without any further action by the holders thereof, upon completion of the Transaction.

As a condition precedent to the execution by the Co-Lead Agents of the Release Notice, the Chief Executive Officer and Chief Financial Officer of the Company and the Target (or such other officers as may be acceptable to the Co-Lead Agents, acting reasonably) shall certify to the Co-Lead Agents and the Escrow Agent that the Escrow Release Conditions (other than that set out in (c) above) have been satisfied or waived in accordance with the provisions of the Subscription Receipt Agreement.

In the event that the Escrow Agent does not receive the Release Notice on or prior to the date that is 90 days after the Closing Date provided that the Company and the Co-Lead Agent’s may mutually agree to a one time additional thirty (30) day extension (either such date being the “Release Deadline”), or if prior to such time, the Company advises the Co-Lead Agents and the Escrow Agent or announces to the public that it does not intend to satisfy the Escrow Release Conditions, the Subscription Receipts shall be null and void and of no further effect and the Escrow Agent will disburse the Escrowed Funds (as defined and described below).

USE OF PROCEEDS:	The net proceeds from the Offering will be used to fund the Transaction, exploration and development of the Company’s assets and related activities including but not limited to permitting, community relations, database acquisitions, land/royalty purchases, and for general corporate purposes.

EXCHANGE LISTING:	Following the completion of the Transaction, it is anticipated that the Resulting Issuer Common Shares will be listed on the Exchange, such listing to be conditionally approved prior to the completion of the Transaction.

ELIGIBILITY:	The Subscription Receipts are NOT eligible for RRSPs, RRIFs, DPSPs, RESPs, TFSAs or FHSAs.

QUALIFICATION:	The Subscription Receipts, the SR Compensation Options (as defined below), and all securities underlying and issuable pursuant to the exercise thereof, as the case may be, shall be subject to the private company “indefinite” hold period set out in National Instrument 45-102 – Resale of Securities (“NI 45-102”).

The Resulting Issuer Common Shares, the Resulting Compensation Options (as defined below), each issuable upon satisfaction of the Escrow Release Conditions, and all securities underlying and issuable pursuant to the exercise thereof, as the case may be shall not be subject to any statutory hold periods under NI 45-102 upon the issuance of such securities.

CO-LEAD AGENTS:	Haywood Securities Inc. and SCP Resource Finance LP (the “Co-Lead Agents”) together with a syndicate of agents (the “Agents”) to be formed.

AGENTS’ COMMISSION:	• 5% cash fee (the “Agents’ Fee”), payable as follows:
• 50% of the Agents’ Fee shall be payable to the Agents on the Closing and;

• the remaining 50% of the Agents’ Fee shall be deposited into escrow, shall form part of the Escrowed Proceeds and shall be paid to the Agents, together with any interest accrued thereon, upon satisfaction of the Escrow Release Conditions and the release of the Escrowed Funds as described herein; and

• 4% compensation subscription receipts (the “SR Compensation Options”) which shall be exchanged for compensation options of the Company and which securities shall be immediately and automatically exchanged for compensation options of the Resulting Issuer (the “Resulting Compensation Options”). Each Resulting Compensation Option shall entitle the holder thereof to acquire one Resulting Share at the Issue Price for a period of 18 months following the date on which a final bulletin is issued by the Exchange announcing Exchange approval of the Transaction at an exercise price per such Resulting Share that is equal to the Issue Price.

CLOSING:	On such date as agreed between the Company and the Co-Lead Agents (the “Closing Date”), each acting reasonably.

U.S. NOTICE:	The securities offered hereby have not and will not be registered under the 1933 Act and may not be offered or sold in the United States or to U.S. persons (as defined in Regulation S under the 1933 Act) unless the securities have been registered under the 1933 Act or are otherwise exempt from such registration.

SCHEDULE "B"

INDEMNITY

The Company hereby agrees to indemnify and hold harmless the Agents, each of the associates and affiliates of the Agents and each of the officers, directors, employees, shareholders, partners, advisors and agents of the Agent and of each of the associates and affiliates of the Agents (such officers, directors, employees, shareholders, partners, advisors and agents are hereinafter collectively referred to as the “Personnel” and the Agents, the associates and affiliates of the Agents and the Personnel are collectively referred to as the “Indemnified Persons” and individually as an “Indemnified Person”) from and against any and all expenses, costs, losses, claims, actions, payments, damages and liabilities (including the aggregate amount paid in settlement of any litigation, action, suit, proceeding, claim or investigation (each an “Action”) and the reasonable fees and expenses of counsel that may be incurred in respect of receiving advice in connection with, or in investigating, defending or settling, any Action) of whatsoever nature or kind, joint or several, to which any Indemnified Person may become subject or otherwise involved in any capacity under statute or common law or otherwise by reason of, in connection with, or insofar as such expense, cost, loss, claim, action, payment, damage or liability is caused by, results from, arises out of or is based upon, directly or indirectly, the engagement of the Agents hereunder, the provision of services by the Agents hereunder or otherwise in connection with any matter referred to in, or related to, this Agreement; provided, however, that this indemnity shall not apply to the extent that a court of competent jurisdiction in a final judgment that has become non-appealable shall have determined that:

(a)	the Indemnified Person has been grossly negligent or dishonest, has been guilty of willful misconduct or has committed a fraudulent act in the course of rendering such services or has materially breached this Agreement; and

(b)	the expense, cost, loss, claim, action, payment, damage or liability in respect of which indemnification is claimed was directly caused or occasioned by the gross negligence, dishonesty, willful misconduct, fraud or material breach referred to in clause (i) above.

If for any reason (other than the occurrence of any of the events referred to in clause (i) above), the foregoing indemnification is unavailable to an Indemnified Person or, while available, is insufficient to hold such Indemnified Person harmless, then the Company shall contribute to the amount paid or payable by such Indemnified Person as a result of such expense, cost, loss, claim, action, payment, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and the Indemnified Person on the other hand but also the relative degrees of fault of the Company and the Indemnified Person, as well as any other relevant equitable considerations, provided that in any event the Company shall contribute to the amount paid or payable by the Indemnified Person as a result of such expense, cost, loss, claim, action, payment, damage or liability any excess of such amount over the amount of the fees actually received by the Indemnified Person from the Company hereunder. Subject to the exceptions outlined in (i) and (ii) above, the Company hereby agrees that no Indemnified Person shall have any liability to the Company or any associate or affiliate thereof or to any of the officers, directors, holders of securities or creditors of the Company or of any associate or affiliate thereof in respect of any Action and hereby waives any right to contribution which the Company may have against any Indemnified Person from the Company. The Company hereby waives any right which the Company may have of first requiring any Indemnified Person to proceed or enforce any right, power, remedy or security or to claim payment from any other person before claiming under the indemnity contained in this Schedule “A”.

In case any Action is brought against an Indemnified Person or an Indemnified Person has received notice of the commencement of any investigation in respect of which indemnity may be sought against the Company, the Indemnified Person will give the Company prompt written notice of any such Action of which the Indemnified Person has knowledge and the Company will undertake the investigation and defense thereof on behalf of the Indemnified Person, including the prompt employment of counsel acceptable to the Indemnified Persons affected and the payment of all expenses. The omission to so notify the Company shall not relieve the Company of any liability which the Company may have to any Indemnified Person hereunder provided that any such delay in or failure to give notice as herein required does not materially prejudice the defence of the Action and does not result in any material increase in the liability which the Company would otherwise have under the indemnity contained herein had the Indemnified Person not so delayed in giving, or failing to give, the notice herein required.

No admission of liability nor settlement, compromise or termination of any Action shall be made without the Company’s consent and the consent of the Indemnified Persons affected; such consents not to be unreasonably withheld. Notwithstanding that the Company will undertake the investigation and defence of any Action, an Indemnified Person will have the right to employ separate counsel with respect to any Action and participate in the defense thereof, but the fees and expenses of such counsel will be at the expense of the Indemnified Person unless:

(a)	the payment of such expenses has been authorized in writing by the Company;

(b)	the Company has not assumed the defense of the Action within a reasonable period of time after receiving notice of the Action;

(c)	the named parties to any such Action include both the Company and the Indemnified Person and the Indemnified Person shall have been advised by counsel to the Indemnified Person in writing that there is a conflict of interest between the Company and the Indemnified Person; or

(d)	there are one or more defenses available to the Indemnified Person which are different from or in addition to those available to the Company;

in which case such fees and expenses of such counsel to the Indemnified Person will be for the Company’s account. The rights accorded to the Indemnified Persons hereunder shall be in addition to any rights an Indemnified Person may have at common law or otherwise.

The Company hereby acknowledges that the Agents act as trustee for all of the other Indemnified Persons of the covenants and obligations of the Company contained in this Schedule “B” with respect to such Indemnified Persons and the Agents hereby accepts such trust and agrees to hold such covenants and obligations on behalf of itself and the other Indemnified Persons.

The indemnity and contribution obligations of the Company contained herein shall be in addition to, and not in substitution for, any liability which the Company may otherwise have, shall extend upon the same terms and conditions to all Indemnified Persons and shall be binding upon and enure to the benefit of the respective successors and assigns of the Company and of each of the Indemnified Persons, as the case may be.

The indemnity provided in this Schedule “B” shall not be limited to or otherwise affected by any other indemnity obtained from any other person in respect of any matter specified in this Agreement and shall continue in full force and effect until all possible liability arising out of the transactions contemplated by this Agreement has been extinguished by operation of law, provided, however that no Indemnified Person shall be entitled to “double recovery” in respect of any Action.